As filed with the Securities and Exchange Commission on October 15, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GRANITE REAL ESTATE INVESTMENT TRUST

(Exact name of Registrant as specified in its charter)

Ontario, Canada	Not applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

77 King Street West, Suite 4010, P.O. Box 159

Toronto-Dominion Centre

Toronto, Ontario

M5K 1H1

(Address, including zip code, of Registrant’s principal executive offices)

Granite Real Estate Investment Trust Executive Deferred Unit Plan

Granite REIT Inc. Non-Employee Directors’ Deferred Share Unit Plan

(Full titles of the plans)

United Agent Group Inc.

1521 Concord Pike, Suite 201

Wilmington, DE 19803

(Name and address of agent for service)

(561) 508-5033

(Telephone number, including area code, of agent for service)

COPIES TO:

Lawrence Clarfield Granite Real Estate Investment Trust 77 King Street West, Suite 4010, P.O. Box 159 Toronto-Dominion Centre Toronto, Ontario M5K 1H1 Canada (647) 925-7536	Christopher J. Cummings Paul, Weiss, Rifkind, Wharton & Garrison LLP 77 King Street West, Suite 3100 Toronto, Ontario M5K 1J3 Canada (416) 504-0520

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Granite Real Estate Investment Trust Executive Deferred Unit Plan and the Granite REIT Inc. Non-Employee Directors’ Deferred Share Unit Plan, respectively, as specified by Rule 428(b)(1) under the U.S. Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission, but each such document constitutes, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

This Registration Statement is filed by Granite Real Estate Investment Trust (the “Registrant”).

The Registrant will furnish without charge to each person to whom a prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in each Section 10(a) prospectus. The Registrant will also furnish without charge to any person to whom a prospectus is delivered, upon written or oral request, all other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Requests should be directed to the Registrant at 77 King Street West, Suite 4010, P.O. Box 159, Toronto-Dominion Centre, Toronto, Ontario M5K 1H1, Canada, Attention: Associate Director, Legal & Investor Services, telephone (647) 925-7500.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with or furnished to the Commission are incorporated herein by reference:

1.	The Registrant’s Annual Report on Form 40-F, filed with the Commission on February 28, 2024;

2.	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2023; and

3.

The description of the Units contained under the section captioned “Description of Registrant’s Securities to be Registered” in the Registrant’s registration statement on Form 8-A filed with the Commission on September 24, 2024.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents. Also, the Registrant may incorporate by reference future reports on Form 6-K by stating in those Form 6-K’s that they are being incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

The Registrant is an unincorporated, open-ended, limited purpose trust established under and governed by the laws of the Province of Ontario pursuant to a declaration of trust dated September 28, 2012, as subsequently amended and restated on October 1, 2024 (the “Declaration of Trust”).

Section 14.01 of the Declaration of Trust provides that the trustees of the Registrant (the “Trustees”) shall at all times be indemnified and saved harmless out of the property of the Registrant from and against Losses (as defined below) which a Trustee may suffer, sustain, incur or be required to pay as a result of, or in connection with any Claim (as defined below) for or in respect of any act, deed, matter or thing whatsoever made, done, acquiesced in or omitted in or about or in relation to the execution of their duties as Trustees and also from and against all other Losses which they sustain or incur in or about or in relation to the activities and operations of the Registrant, unless:

•	at the time that the indemnity or payment is made, the Registrant was prohibited from giving the indemnity or paying the expenses by the-then governing declaration of trust;

•

in relation to the subject matter of any proceeding or investigation for which indemnification is sought, the Trustee did not act honestly and in good faith with a view to the best interests of the Registrant and its unitholders;

•

in the case of any criminal or administrative action or proceeding that is enforced by a monetary penalty, the Trustee did not have reasonable grounds for believing that the Trustee’s conduct in respect of which the proceeding was brought was lawful.

Pursuant to Section 14.01 of the Declaration of Trust, the Registrant shall, at the request of a Trustee, advance funds to the Trustee to cover Losses from and against which the Trustee is indemnified thereunder (the “Advanced Funds”), provided the Trustee shall repay the Advanced Funds on demand if it shall be subsequently and finally determined that the Trustee was not entitled to indemnification thereunder. The Trustees may purchase out of the property of the Registrant and maintain insurance for the benefit of the Trustees against any liability that may be incurred by reason of the Trustee being a trustee of the Registrant.

Under Section 1.01 of the Declaration of Trust, “Claim” includes any demand, suit, action, application, litigation, claim, charge, complaint, prosecution, assessment, reassessment, investigation, inquiry, hearing or proceeding of any nature or kind whatsoever, whether civil, criminal, administrative, investigative, arbitral or otherwise, in which a person is involved as a result of the person serving or having served as a Trustee or officer of the Registrant, or in a capacity similar thereto or because of that association. Pursuant to Section 14.01, for greater certainty, a Claim subject to indemnification under the Declaration of Trust shall include any taxes, including any assessment, reassessment, claim or other amount for taxes, charges, duties, levies, imposts or similar amounts, including any interest and penalties in respect thereof, to which the indemnified party may be subject or which the Trustee may suffer or incur as a result of, in respect of, arising out of or referable to any indemnification of the Trustee by the Registrant pursuant to Section 14.01 of the Declaration of Trust, including the payment of insurance premiums or any payment made by an insurer under an insurance policy, if such payment is deemed to constitute a taxable benefit or otherwise be or become subject to any tax or levy.

Under Section 1.01 of the Declaration of Trust, “Losses” includes all costs, charges, expenses, losses, damages, fees (including any legal, professional or advisory fees or disbursements), liabilities, amounts paid to settle or dispose of any Claim or satisfy any judgment, fines, penalties or liabilities, whether domestic or foreign, without limitation and including any interest thereon, and including any arising by operation of statute (including but not limited to all statutory obligations to creditors, employees, suppliers, contractors, subcontractors and any governmental authority), and whether incurred alone or jointly with others, including any amounts which the Trustee may suffer, sustain, incur or be required to pay as a result of, or in connection with the investigation, defence, settlement or appeal of or preparation for any Claim or in connection with any action to establish a right to indemnification under the Declaration of Trust, including all costs, charges and expenses incidental thereto, including for travel, lodging and accommodation.

Section 14.03 of the Declaration of Trust provides that the foregoing indemnification provisions shall also apply mutatis mutandis to an individual who:

•	is or was an officer of the Registrant,

•	was a Trustee,

•

is or was, or holds or held a position equivalent to that of, a director or officer of Granite REIT Inc. or of a person at a time when that person is or was an affiliate of the Registrant or of Granite REIT Inc.,

•	at the request of the Registrant or Granite REIT Inc., is or was, or holds or held a position equivalent to that of, a director or officer of a person, and

•	the heirs and personal or other legal representatives of any of the foregoing individuals or an individual who is a Trustee.

The foregoing summary is subject to the complete text of the Declaration of Trust and such summary is qualified in its entirely by reference thereto.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

The exhibits listed under the caption “Index to Exhibits” of this Registration Statement are incorporated by reference herein.

Item 9. Undertakings

The Registrant hereby undertakes:

(a)(1)	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

4.1	Granite Real Estate Investment Trust Amended and Restated Declaration of Trust

4.2	Granite Real Estate Investment Trust Executive Deferred Unit Plan

4.3	Granite REIT Inc. Non-Employee Directors’ Deferred Share Unit Plan

5.1	Opinion of Blake, Cassels & Graydon LLP as to legality of the Units.

23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of Deloitte LLP.

24.1	Powers of Attorney (included on signature pages of this Part II).

107	Calculation of Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on the 15th day of October, 2024.

GRANITE REAL ESTATE INVESTMENT TRUST

By:	/s/ Teresa Neto
Name:	Teresa Neto
Title:	Chief Financial Officer

[Signature Page to Form S-8]

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevan Gorrie, Teresa Neto and Lawrence Clarfield, or any of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on October 15, 2024.

Signature	Title

/s/ Kevan Gorrie Kevan Gorrie	President and Chief Executive Officer and Trustee (Principal Executive Officer)

/s/ Teresa Neto Teresa Neto	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Kelly Marshall Kelly Marshall	Chairman and Trustee

/s/ Peter Aghar Peter Aghar	Trustee

/s/ Robert D. Brouwer Robert D. Brouwer	Trustee

/s/Remco Daal Remco Daal	Trustee

/s/ Fern Grodner Fern Grodner	Trustee

/s/ Al Mawani Al Mawani	Trustee

[Signature Page to Form S-8]

/s/ Sheila A. Murray Sheila A. Murray	Trustee

/s/ Emily Pang	Trustee
Emily Pang

/s/ Jennifer Warren	Trustee
Jennifer Warren

[Signature Page to Form S-8]

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Granite Real Estate Investment Trust in the United States, on the 15th day of October, 2024.

GRANITE REIT AMERICA INC.

By:	/s/ Kevan Gorrie
Name:	Kevan Gorrie
Title:	President